Cypress Energy Partners, L.P. 8-K

Exhibit 3.3

FIRST AMENDMENT TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CYPRESS ENERGY PARTNERS GP, LLC

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CYPRESS ENERGY PARTNERS GP, LLC, dated as of March 5, 2020 (this “Amendment”), is entered into by Cypress Energy GP Holdings, LLC, a Delaware limited liability company (the “Sole Member”), the sole member of Cypress Energy Partners GP, LLC, a Delaware limited liability company (the “Company”), pursuant to the authority granted to the Sole Member as sole member of  the Company in Section 15.5 of the Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 21, 2014 (the “LLC Agreement”). Capitalized terms used but not defined herein have the meaning given such terms in the LLC Agreement.

RECITALS

WHEREAS, the Sole Member of the Company, may amend the LLC Agreement pursuant to Section 15.5 of the LLC Agreement, including to reflect a change in the name of the Company;

WHEREAS, the Sole Member, in good faith, has approved the change of the Company’s name to “Cypress Environmental Partners GP, LLC”; and

WHEREAS, the name change is intended to take effect on March 16, 2020.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Sole Member does hereby amend the LLC Agreement as follows:

A.  Amendment.  The LLC Agreement is hereby amended as follows:

1.  Section 2.2 of the LLC Agreement is hereby amended and restated by deleting Section 2.2 in its entirety and replacing it with the following new Section 2.2:

“2.2  Name.  The name of the Company is Cypress Environmental Partners GP, LLC.”

2.  Every time the name “Cypress Energy Partners GP, LLC” appears in the LLC Agreement, it shall be replaced with “Cypress Environmental Partners GP, LLC”.

3. Every time the name “Cypress Energy Partners, L.P.” appears in the LLC Agreement, it shall be replaced with “Cypress Environmental Partners, L.P.”

B.  Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

C.  Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

D.  Ratification of LLC Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

E.  Effective Date of Amendment.  This Amendment shall become effective on March 16, 2020.

(Signature page follows)

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

SOLE MEMBER:

CYPRESS ENERGY GP HOLDINGS, LLC

By:	/s/ Richard M. Carson
Richard M. Carson
Senior Vice President and
General Counsel

First Amendment to Amended and Restated Limited Liability Company Agreement